Exhibit 5.1

1001 Pennsylvania Ave. NW, Washington, DC 20004 • p.202.624.2500 •

August 14, 2019

Rekor Systems, Inc.

7172 Columbia Gateway Drive

Suite 400

Columbia, MD 21046

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Rekor Systems, Inc., a Delaware corporation (the “Company”), in connection with the issue and sale by the Company through B. Riley FBR, Inc. (the “Agent”) of up to $15,000,000 of shares of the Company’s common stock, par value $0.0001 per share (the “Shares”) from time to time and at various prices in an “at-the-market” offering pursuant to the terms of an At the Market Issuance Sales Agreement (the “Sales Agreement”) dated August 14, 2019, by and between the Company and the Agent. The Securities are being offered and sold under a Registration Statement on Form S-3 (File No. 333-224423, as amended or supplemented, and together with all annexes and exhibits thereto, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on April 24, 2018, and declared effective on April 30, 2018, the related prospectus dated April 30, 2018 (the “Base Prospectus”), and the prospectus supplement relating to the Shares filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). (The Base Prospectus and Prospectus Supplement are collectively referred to as the “Prospectus.”) All of the Shares are to be sold by the Company as described in the Registration Statement and Prospectus.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As such counsel, in connection with this opinion, we have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, including (i) the Registration Statement, (ii) the Prospectus, (iii) the organizational documents of the Company, including the Company’s Amended

Crowell & Moring LLP • www.crowell.com • Washington, DC • New York • San Francisco • Los Angeles • Orange County • Anchorage • London • Brussels

Rekor Systems, Inc.

August 14, 2019

and Restated Certificate of Incorporation, as amended and as currently in effect, the Company’s Certificate of Designations of the Series A Cumulative Convertible Redeemable Preferred Stock, the Certificate of Designations of the Series B Cumulative Convertible Preferred Stock, and the Company’s Amended and Restated Bylaws, as amended and currently in effect, (iv) minutes and records of the corporate proceedings of the Company with respect to the authorization of the sale and issuance of the Shares and (v) the Sales Agreement. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and, when sold and issued in accordance with the Sales Agreement and the Prospectus, will have been validly issued, and the Shares will be fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K dated as of the date hereof filed by the Company and incorporated by reference into the Registration Statement. In addition, we consent to the reference to us under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Crowell & Moring LLP

CROWELL & MORING LLP

Crowell & Moring LLP • www.crowell.com • Washington, DC • New York • San Francisco • Los Angeles • Orange County • Anchorage • London • Brussels